Plantronics Appoints New Chief Financial Officer
SAN JOSE - March 11, 2019 - Plantronics (NYSE: PLT) today announced the appointment of Mr. Charles (Chuck) Boynton as executive vice president and chief financial officer, effective March 8, 2019. Boynton will report to Plantronics chief executive officer Joseph (Joe) Burton and will serve on the company’s senior leadership team.
“Chuck is a seasoned finance leader, experienced in driving change and growing global companies,” said Joe Burton, chief executive officer, Plantronics. “He’s joining us at an ideal time as we expand into new market segments. With his broad financial expertise and proven leadership, I’m confident Chuck is the right leader who will propel us in our next phase of growth.”

Boynton will lead the company’s global finance function, act as the chief financial strategist, and work with the executive leadership team to set overall business strategy.
“I look forward to joining Plantronics during the company’s transformation from the leader in business headsets to becoming the leader in endpoints for the entire unified communications industry,” said Boynton. “I plan to continue Plantronics’ commitment to a strong balance sheet and operational discipline.”
Most recently, Boynton held the position of executive vice president and chief financial officer for Sunpower Corporation. Throughout his eight years with Sunpower, he held various leadership roles including heading the global power plants’ business unit. He also served as chief executive officer for 8point3 Energy Partners. Previously he served as chief financial officer for ServiceSource, LLC. Earlier in his career, he held key financial positions at Intelliden, Commerce One, Inc., Kraft Foods, Inc., and Grant Thornton, LLP.
Boynton succeeds Pam Strayer, who will shift into an advisory role through the end of May, transitioning into the company’s new fiscal year. The change in executive leadership is a natural progression and is not the result of any accounting or financial irregularities.
“Under Pam’s leadership, we have made significant progress in strengthening our accounting practices, setting a culture of operational excellence, and much more,” said Burton. “Our financial position continues to be strong and we appreciate Pam’s years of service to the company.”
About Plantronics
Plantronics is an audio pioneer and a leader in the communications industry. Plantronics technology creates rich, natural, people-first audio and collaboration experiences so good ideas can be shared and heard-wherever, whenever and however they happen. The company’s portfolio of integrated communications and collaboration solutions spans headsets, software, desk phones, audio and video conferencing, analytics and services. Our solutions are used worldwide by consumers and businesses alike and are the leading choice for every kind of workspace. For more information visit plantronics.com.
Plantronics and Polycom are registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.
Media Contact:
Edie Kissko
Plantronics
M: +1 (213) 369-3719
Edie.kissko@plantronics.com
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